Exhibit 99.1

Press Release	Source: API Technologies Corp.

API Technologies Reports Record Second Quarter Revenues

Revenues More than Double through Recent Acquisition and Significantly Improving Margins

Through Consolidation Efforts

NEW YORK, NY—(MARKET WIRE)—January 14, 2010 — API Technologies Corp. (ATNY.OB) (“API” or the “Company”), a prime contractor in secure communications, electronic components and subsystems to the global defense and aerospace industries, today announced second quarter and six month operating results for the period ended November 30, 2009.

Financial Highlights for the Second Quarter Ended November 30, 2009

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Revenue was $12.2 million, a 113% increase from $5.7 million in the same quarter of fiscal 2009. Second quarter of fiscal 2010 includes the first full quarter contribution from Cryptek, as well as an increase of 7.8% from the electronic components and subsystems segment;

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Gross profit of $3.0 million compared to $0.7 in the previous year’s quarter as overall gross margins expanded to 25% from 13%. Gross margins at the electronic component and subsystems division expanded to 32% from 13% as a result of recent consolidation and cost reduction efforts;

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Net loss for the second quarter was $1.9 million, or ($0.06) per share, compared to $1.9 million, or ($0.05) per share in the previous year’s quarter. Excluding expenses related to research & development and restructuring & acquisition expenses, net loss would have been approximately $30,000 compared to a net loss of approximately $273,000 in the previous year[1];

•	Strong balance sheet with approximately $2.2 million in cash and marketable securities; and

•	Backlog of $17.8 million.

Financial Highlights for the Six Months Ended November 30, 2009

•	Revenue was $21.4 million, an increase of 57% from $13.6 million in the same period in 2008;

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Gross profit increased 89% to $5.3 million as revenues increased and gross margins expanded from 21% to 25%. Gross margins at the electronic component and subsystems segment expanded to 31% from 21%; and

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Net loss of $2.7 million or ($0.08) per share for the first half of fiscal 2010, compared to a net loss of $2.7 million or ($0.08) per share for the same period of fiscal 2009. Excluding expenses related to research & development and restructuring & acquisition expenses, net income would have been approximately $943,000 compared to a net loss of approximately $2,800 in the previous year[1].

Stephen B. Pudles, Chief Executive Officer of API Technologies Corp., said, “I am very pleased with the increase in revenue and the significant gross margin expansion we achieved in this quarter. The revenue increase was a result of both our recent acquisition as well as improving results from our electronic components and subsystems division. In addition, our focus over the past year on consolidating operations and reducing expenses has now generated the positive results we expected. We expect these improvements to continue throughout this fiscal year and beyond.”

Operating Highlights

•	During the second quarter and first half of fiscal 2010, API’s previously announced cost-saving restructuring initiatives began to deliver results as gross margins expanded significantly;

•	In November 2009, API announced a new $1 million (£600,000) contract to provide modified military rugged TEMPEST laptops to the UK Government;

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In November 2009, API announced $1.4 million in new orders for its leading 1553 DataBus and custom hybrid circuits to two large international companies for critical transmission of aviation data and sensing functions;

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In October 2009, the Company completed a name change to API Technologies Corp. to better reflect the diversity of its product offerings and the Company’s continuing evolution as a leading supplier to the defense, communications, and aerospace industry; and

•	In October 2009, API secured five new contracts for secure communications equipment from the Canadian Government.

About API Technologies Corp.

The Company is engaged as a prime system contractor in secure communications and a leading provider of electronic components and subsystems. API Technologies’ customers include the U.S. Department of Defense (DoD) and its prime contractors, U.S. Government intelligence agencies, the U.S. Department of Homeland Security (DHS), U.S. Department of State (DoS) and U.S. Department of Justice (DoJ), including various government and prime contractors of Canada, the United Kingdom, NATO and the European Union. The Company is engaged in providing innovative design, engineering and manufacturing solutions to its customers. The Company has also developed expertise in the R&D and manufacture of nanotechnology and MEMS products. API Technologies trades on the OTC Bulletin Board under the symbol ATNY. For further information, please visit the company website at www.apitech.com and its subsidiaries www.cryptek.com and www.sst.ws/apicryptek.php.

(1) In this press release, API has provided a non-GAAP financial measure for (i) net profit (loss) to reflect its financial results without expenses related to research & development and restructuring & acquisition expenses. Management believes the non-GAAP presentations make it easier for investors to compare current and historical period operating results. These are not recognized measures under US GAAP, do not have a standardized meaning, and are unlikely to be comparable to similar measures used by other companies. Accordingly, investors are cautioned that these non-GAAP measures should not be construed as an alternative to net earnings or loss determined in accordance with GAAP as an indicator of the financial performance of the Company or as a measure of the Company’s liquidity and cash flows.

The following table reconciles six month GAAP net income (loss) to non-GAAP net income (loss).
(In millions)	Six Months ended November 30, 2009	Six Months ended November 30, 2008

GAAP net income	$(2.7)	$(2.7)
Research and development expenses	$2.5	$2.0
Restructuring & acquisition expenses	$1.1	$0.7
Non-GAAP net income (loss)	$0.9	$(0.0)

The following table reconciles second quarter GAAP net income (loss) to non-GAAP net income (loss).

Net Income (Loss) (In millions)	Q210	Q209
GAAP Net income (loss)	$(1.9)	$(1.9)
Research & Development	$1.3	$1.1
Restructuring & acquisition expenses	$0.6	$0.5
Non-GAAP Net income (loss)	$(0.0)	$(0.3)

Safe Harbor for Forward-Looking Statements

Except for statements of historical fact, the information presented herein constitutes forward-looking statements. All forward-looking statements are subject to certain risks, uncertainties and assumptions which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties, which are more fully described in the Company’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include but are not limited to, general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits, our ability to protect our intellectual property, our ability to integrate and consolidate our operations, our ability to expand our operations in both new and existing markets, the effect of growth on our infrastructure and the effect of competition in the secure communications, electronic components, nano-optics and nanotechnology industries. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated. All information in this release is as of the date hereof. We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

For further information, please contact:

Steven H Bulwa

API Technologies Corp.

Director of Corporate Communications

1 877-API-0-API

investors@apitech.com